UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   Form 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): July 21, 2003

                         LEHMAN BROTHERS HOLDINGS INC.
                ----------------------------------------------

            (Exact name of registrant as specified in its charter)


         Delaware                    1-9466                  13-3216325
-------------------------- ------------------------- --------------------------
     (State or other              (Commission             (I.R.S. Employer
      Jurisdiction of             File Number)           Identification No.)
      Incorporation)


         745 Seventh Avenue, New York, NY                      10019
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     (Address of principal executive offices)                (Zip Code)

      Registrant's telephone number, including area code: (212) 526-7000




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ITEM 5. Other Events.

     On July 21, 2003, Lehman Brothers Holdings Inc. ("Lehman Brothers"), Ruby Acquisition Company, a wholly owned subsidiary of Lehman Brothers ("Merger Sub"), and Neuberger Berman Inc. ("Neuberger Berman") entered into an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Neuberger Berman will merge with and into Merger Sub with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of Lehman Brothers (the "Merger").

     At the time the Merger becomes effective, each issued and outstanding share of the common stock of Neuberger Berman (other than canceled shares and dissenting shares) ("Neuberger Berman Common Stock") will be canceled and converted into the right to receive $9.49 in cash and a fractional share of common stock, par value $0.10 per share, of Lehman Brothers ("Lehman Brothers Common Stock") determined pursuant to an exchange ratio based on the average trading price of shares of Lehman Brothers Common Stock during a period of time shortly prior to closing. Based upon yesterday's closing price for Lehman Brothers Common Stock, the implied price per share of Neuberger Berman Common Stock is $41.48, consisting of $9.49 in cash and 0.496 shares of Lehman Brothers Common Stock. If the average price of a share of Lehman Brothers Common Stock during the period shortly prior to closing is less than or equal to $66.51, the exchange ratio will be 0.496 shares of Lehman Brothers Common Stock for each share of Neuberger Berman Common Stock. If the average price of a share of Lehman Brothers Common Stock during that period is greater than $66.51 and less than or equal to $73.00, the exchange ratio will result in each stockholder of Neuberger Berman receiving total consideration of $42.50 per share of Neuberger Berman Common Stock. If the average price is greater than $73.00 and less than or equal to $82.19, the exchange ratio will be 0.452 shares of Lehman Brothers Common Stock for each share of Neuberger Berman Common Stock. If the average price is greater than $82.19 but less than or equal to $90.41, the exchange ratio will be adjusted so that stockholders of Neuberger Berman will receive total consideration of $46.64 per share of Neuberger Berman Common Stock. The exchange ratio shall be 0.411 if the average price of a share of Lehman Brothers Common Stock is more than $90.41.

     The Merger Agreement includes a downward pricing adjustment of 1.25% per 1.00% decline (excluding market changes) of, in general, asset-based fees of Neuberger Berman's Private Asset Management ("PAM") clients below 15% from a pre-signing base date, up to a maximum price reduction of 6.25%, with a Lehman Brothers walk-away right at a 20% decline. In addition, the transaction is subject to approval by Neuberger Berman's stockholders, the execution of certain agreements and amendments related to the retention of employees, and other customary closing conditions and regulatory approvals. Neuberger Berman may terminate the Merger Agreement if the average price of a share of Lehman Brothers Common Stock during a period of time shortly prior to closing is below $61.51, subject to a "top-up" right of Lehman Brothers designed to ensure that the aggregate consideration paid to stockholders of Neuberger Berman is no less than $40.00 per share.


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     Under the Merger Agreement, Neuberger Berman is required to pay Lehman
Brothers a break-up fee of $95 million in certain customary circumstances, including if Neuberger Berman terminates the Merger Agreement to accept a superior proposal.

     In connection with the execution of the Merger Agreement, Lehman Brothers entered into a Voting Agreement, dated as of July 21, 2003 (the "Voting Agreement"), with certain stockholders of Neuberger Berman, whereby those stockholders have agreed to vote their shares of Neuberger Berman Common Stock in favor of approving the Merger Agreement and the Merger, and against any acquisition proposals from a third party.

     A copy of the Merger Agreement is attached to this report as Exhibit 2.1. A copy of the Voting Agreement is attached to this report as Exhibit 2.2. A copy of the joint press release, dated July 22, 2003, relating to the Merger is attached to this report as Exhibit 99.1. The Merger Agreement, the Voting Agreement and the press release are incorporated herein by reference. The above descriptions of the Merger Agreement, the Voting Agreement and the press release, as well as the transactions contemplated by those documents, are not complete and are qualified in their entirety by reference to those exhibits.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

     (a) Not Applicable.

     (b) Not Applicable.

     (c) Exhibits.

     The exhibits listed below and in the accompanying Exhibits Index are filed as part of this Current Report on Form 8-K.

EXHIBIT NO.           DESCRIPTION
-----------           -----------

2.1 Agreement and Plan of Merger, dated as of July 21, 2003 among Lehman Brothers Holdings Inc., Ruby Acquisition Company, and Neuberger Berman Inc.

2.2 Voting Agreement, dated as of July 21, 2003, by and among Lehman Brothers Holdings Inc. and the parties signatory thereto

99.1 Joint Press Release, dated July 22, 2003, of Lehman Brothers Holdings Inc. and Neuberger Berman Inc.


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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               LEHMAN BROTHERS HOLDINGS INC.


                               By: /s/ David Goldfarb
                                   --------------------------------------------
                                   Name:  David Goldfarb
                                   Title: Chief Financial Officer and Executive
                                          Vice President


Date: July 22, 2003


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                                 EXHIBIT INDEX

Exhibit No.           Description

2.1 Agreement and Plan of Merger, dated as of July 21, 2003 among Lehman Brothers Holdings Inc., Ruby Acquisition Company, and Neuberger Berman Inc.

2.2 Voting Agreement, dated as of July 21, 2003, by and among Lehman Brothers Holdings Inc. and the parties signatory thereto

99.1 Joint Press Release, dated July 22, 2003, of Lehman Brothers Holdings Inc. and Neuberger Berman Inc.